360 Funds 485BPOS

Exhibit 99(h)(11)

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT (the “Agreement”)

between

360 FUNDS (the “Trust”) and CROW POINT PARTNERS, LLC

The Agreement, as amended by this revised SCHEDULE A, relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
EAS Crow Point Alternatives Fund	1.70%	August 28, 2018	January 31, 2021
Crow Point Global Tactical Allocation Fund (f/k/a Crow Point Defined Risk Global Equity Income Fund)	1.43%	January 23, 2020	January 31, 2021
Crow Point Alternative Income Fund	2.00%	April 25, 2019	January 31, 2021
RVX Emerging Markets Equity Fund	1.25%	March 19, 2018	January 31, 2021
Midwood Long/Short Equity Fund	2.25%	December 23, 2019	January 31, 2022

* * * * * *

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of January 23, 2020.

360 FUNDS

On behalf of the Funds noted on this Schedule A to the Agreement

By:
Name: Randall K. Linscott
Title: President

CROW POINT PARTNERS, LLC

By:
Name: Peter DeCaprio
Title: Chief Executive Officer